As filed with the Securities and Exchange Commission on July 21, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2683643
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard, Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

DSP GROUP, INC.

2003 Israeli Share Option Plan

Individual Stock Option Agreements, each granted on December 1, 2004

(Full Title of the Plan)

Eliyahu Ayalon

Executive Chairman of the Board of Directors

DSP Group, Inc.

3120 Scott Boulevard

Santa Clara, CA 95054

(Name and Address of Agent For Service)

408/986-4300

(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 California Street

San Francisco, CA 94105

Calculation of Registration Fee

Title of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock	1,077,624	$25.37	(2)	$27,339,320	(2)	$3,217.84	(2)

(1)	This Registration Statement on Form S-8 registers (a) 838,624 shares of the Registrant’s Common Stock issuable under the 2003 Israeli Share Option Plan pursuant to an evergreen feature under the terms of the said plan; and (b) 239,000 shares of the Registrant’s Common Stock issuable pursuant to exercise of options granted pursuant to individual stock option agreements, each granted on December 1, 2004, which options were granted in connection with an acquisition to former employees of the target company as a material inducement of employment.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low price per share of the Registrant’s Common Stock on the Nasdaq National Market on July 18, 2005.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Registration Statement on Form S-8 will be sent or given to the employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Registration Statement on Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

DSP Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005, which includes audited financials for the Registrant’s latest fiscal year.

(b)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the SEC on May 2, 2005.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005.

(d)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 20, 2005.

(e)	The Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2005.

(f)	All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K described in (a) above.

(g)	The Registrant’s Registration Statement on Form 8-A (File No. 000-23006) filed with the SEC on December 3, 1993, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, 0.001 per value (the “Common Stock”).

(h)	In accordance with General Instruction E for Registration Statement on Form S-8, the contents of the following Registration Statements on Form S-8 previously filed with the SEC:

(i)	Registration Statement on Form S-B (File No. 333-108937) filed with the SEC on September 19, 2003.

(ii)	Registration Statement on Form S-B (File No. 333-112417) filed with the SEC on February 2, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws also provide for mandatory indemnification of its directors and executive officers, to the fullest extent permissible under Delaware law.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Registrant’s Certificate of Incorporation also provides that the Registrant shall indemnify any director or officer to the maximum extent provided by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant. Responsibility for determinations with respect to such indemnification will be made by the Registrant’s Board of Directors.

In addition, the Registrant has entered into indemnity agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	Form of Non-Qualified Stock Option Agreement Providing for the Grant of Options as a Material Inducement of Employment.

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Consent of Kost, Forer, Gabbay & Kassierer, a member of Ernst & Young Global, independent auditors.

23.2	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(i) and (A)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on July 20, 2005.

DSP GROUP, INC.

By:	/s/ Inon Beracha
Inon Beracha
Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Eliyahu Ayalon and Moshe Zelnik, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

Further, pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Eliyahu Ayalon Eliyahu Ayalon	Executive Chairman of the Board	July 20, 2005

/s/ Inon Beracha Inon Beracha	Chief Executive Officer (Principal Executive Officer)	July 20, 2005

/s/ Moshe Zelnik Moshe Zelnik	Vice President of Finance, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 20, 2005

Signature	Title	Date
/s/ Zvi Limon Zvi Limon	Director	July 20, 2005

/s/ Yair Shamir Yair Shamir	Director	July 20, 2005

/s/ Yair Seroussi Yair Seroussi	Director	July 20, 2005

/s/ Louis Silver Louis Silver	Director	July 20, 2005

/s/ Patrick Tanguy Patrick Tanguy	Director	July 20, 2005

Exhibit Index

Exhibit No.	Description
4.1	Form of Non-Qualified Stock Option Agreement Providing for the Grant of Options as a Material Inducement of Employment.

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Consent of Kost, Forer, Gabbay & Kassierer, a member of Ernst & Young Global, independent auditors.

23.2	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).